Exhibit 99.2
Unaudited Pro Forma Financial Information

Pro Forma LTM
3/31/07
($ in millions)
Selected Operating Data (1):
Net Revenue	$1,582.3
Adjusted EBITDA	261.0
Cash paid for Capital Expenditures	47.5
Cash Interest Expense (2)	88.9
Cash Taxes (3)	47.2

(1)	Assumes the acquisition of Horizon Health and other acquisitions completed since April 1, 2006, occurred on April 1, 2006.

(2)	Includes $225 million incremental Term Loan borrowing, $50 million incremental revolver borrowing and $200 million in additional Senior Subordinated Debt.

(3)	Based on pro forma earnings before taxes, assuming tax rate of 38.3%.
RECONCILIATION OF INCOME FROM
CONTINUING OPERATIONS TO
ADJUSTED LTM EBITDA AND
PRO FORMA ADJUSTED LTM EBITDA
FOR THE TWELVE MONTHS ENDED MARCH 31, 2007
(UNAUDITED, in thousands)

		Horizon	Other
	PSI	Health (b)	Acquisitions (b)	Pro Forma

Income from continuing operations	$67,627	$10,628	$6,426	$84,681
Provision for income taxes	41,170	8,238	4,277	53,685
Interest expense	45,485	8,959	3,381	57,825
Depreciation and amortization	22,173	6,434	3,506	32,113
Minority interest	—	246	—	246
Other expenses:
Share based compensation	9,954	1,859	—	11,813
Horizon Health merger and transaction costs	—	2,145	—	2,145
Management fee paid to parent	—	—	5,361	5,361

Total other expenses	9,954	4,004	5,361	19,319

Adjusted EBITDA (a)	$186,409	$38,509	$22,951	$247,869

Pro Forma Adjustments:
Reduction of overhead expenses	—	10,000	3,094	13,094

Pro Forma Adjusted EBITDA (a)	$186,409	$48,509	$26,045	$260,963

(a)	Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as income from continuing operations before interest expense (net of interest income), income taxes, depreciation, amortization, minority interest, stock compensation, and other items included in the caption above labeled “Other expenses”. These other expenses may occur in future periods, but the amounts recognized can vary significantly from period to period and do not directly relate to the ongoing operations of our health care facilities. PSI’s management relies on adjusted EBITDA as the primary measure to review and assess operating performance of its facilities and their management teams. PSI believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management. Management and investors also review adjusted EBITDA to evaluate PSI’s overall performance and to compare PSI’s current operating results with corresponding periods and with other companies in the health care industry. You should not consider adjusted EBITDA in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures of other companies.

(b)	Assumes that PSI had completed the acquisitions of Horizon Health and Other Acquisitions on April 1, 2006. Other Acquisitions refers to various acquisitions PSI completed since April 1, 2006.